Exhibit 99.1

News Release

NEW YORK, November 18, 2009 — Marsh & McLennan Companies, Inc. (NYSE: MMC) today announced the passing of Board Member David A. Olsen, 71, on November 14, 2009. Mr. Olsen had been a member of MMC’s Board of Directors since 1997 and served on the Audit, Compliance and Corporate Responsibility committees.

Stephen R. Hardis, Chairman of the Board of Directors, said: “The Board was deeply saddened to learn of David’s passing over the weekend. Over the past 12 years, we have greatly valued his business acumen, wise counsel and guidance. He was successful both personally and professionally, and we will always remember his contributions to the Board. On behalf of all the Directors, I extend our sympathies to his family and his large circle of friends and colleagues.”

Brian Duperreault, President and CEO of MMC, said: “I knew David for many years, and was always impressed by his breadth of knowledge and industry expertise. Both he and J&H played a significant role in what MMC is today. We will miss the leadership and camaraderie he displayed both as a Director and a member of the MMC family. A valued friend and colleague, he will be remembered fondly across our organization.”

Mr. Olsen joined MMC with the 1997 merger of Marsh and Johnson & Higgins, where he had served as CEO and Chairman from 1990 and 1991, respectively. While at J&H, he helped grow the company into one of the leading privately held insurance services and employee benefits companies in the world. The merger with Marsh created the world’s largest insurance broker, and continues to be a major milestone in MMC’s history.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With approximately 52,000 employees worldwide and annual revenue of $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

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